Free Writing Prospectus Filed on November 9, 2006	Filed Pursuant To Rule 433 Registration Statement No. 333-123605

Landeskreditbank Baden-Württemberg – Förderbank

$1,000,000,000 4.875% Global Notes due 2012 (the “Notes”)

FINAL TERM SHEET

Dated November 9, 2006

Issuer:	Landeskreditbank Baden-Württemberg – Förderbank (“L-Bank“)

Guarantor:	State of Baden-Württemberg

Rating:	Aaa / AA+

Principal Amount:	USD 1.0 billion

Ranking:	Senior, unsecured, unsubordinated

Pricing Date	November 9, 2006

Closing Date:	November 16, 2006

Maturity Date:	January 13, 2012

Redemption Price:	100%

Interest Rate:	4.875% per annum, payable semi-annually on a 30/360 basis, unadjusted following

Interest Payment Dates:	January 13 and July 13

First Interest Payment Date:	January 13, 2007

Reoffer Price:	99.52%

Format:	SEC registered global notes

Denominations:	USD 1,000

Listing:	Regulated Market of the Luxembourg Stock Exchange

Business Days:	London, New York, TARGET

Clearing System:	DTC (and Euroclear and Clearstream through participation in DTC)

Governing Law:	German

Jurisdiction:	Frankfurt am Main, Germany

Joint Lead Managers:	Banc of America Securities Limited, Morgan Stanley & Co. International Limited and The Royal Bank of Scotland plc

Co-Managers:	Bayerische Hypo- und Vereinsbank AG, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (Europe) Limited, Dresdner Bank AG London Branch and HSBC Bank plc

Stabilization Manager:	The Royal Bank of Scotland plc

You can access the prospectus relating to the registration statement and the annual report on Form 18-K incorporated therein by reference, each relating to L-Bank and the Notes, at the following websites:

http://www.sec.gov/Archives/edgar/data/1306843/000094787105001276/0000947871-05-001276-index.htm

http://www.sec.gov/Archives/edgar/data/1306843/000094787106001255/0000947871-06-001255-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS Greenwich Capital will arrange to send you the prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

NOTICE OF RESALE RESTRICTIONS TO JAPANESE INVESTORS

NOTICE IS HEREBY GIVEN pursuant to Article 23-13, Paragraph 1, of the Securities and Exchange Law of Japan (the “SEL”), that:

1.	solicitation of an offer to acquire Notes described above is made on the condition that a purchaser of such Notes agrees not to re-transfer or re-assign the Notes to anyone except for re-transfer or re-assignment to one person by one transaction of all the Notes acquired by the purchaser; and

2.	no securities registration statement pursuant to Article 4, Paragraph 1, of the SEL has been prepared nor filed with respect to solicitation of an offer to acquire the Notes described below, because of the fact that such solicitation falls in the amid of the definition “private placement” in Article 2, Paragraph 3, Item 2, (1), of the SEL.